EXHIBIT F-2

                               [RRO&S LETTERHEAD]


                                          April 9, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Metropolitan Edison Company - File No. 70-10192
                  Pennsylvania Electric Company - File No. 70-10193 Pennsylvania Power Company - File No. 70-10194


Ladies and Gentlemen:

     As special Pennsylvania counsel for Metropolitan Edison Company ("Met-Ed"), Pennsylvania Electric Company ("Penelec"), and Pennsylvania Power Company ("Penn Power"), each of which is a Pennsylvania corporation and a public-utility subsidiary of FirstEnergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), we are delivering this "past tense" opinion to you in connection with the Applications-Declarations on Form U-1, as amended, filed in File Nos. 70-10192, 70-10193 and 70-10194 (the "Applications") by, respectively, Met-Ed, Penelec and Penn Power. Met-Ed, Penelec and Penn Power are referred to herein individually as an "Applicant" and collectively as the "Applicants." On March 24, 2004, the Commission issued orders authorizing and approving the proposed transactions described in the Applications (the "Transactions"), and on March 30, 2004, the Applicants entered into and delivered the Transaction documents. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Applications.

     Specifically, the Commission authorized each Applicant (i) to form and acquire all of the membership interests of an SPE, to which it has sold its Receivables, (ii) to make Subordinated Loans to its SPE, and (iii) to cause its SPE to make distributions that may represent a return of capital invested by the Applicant in the SPE.


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     In connection with this opinion, we have examined the Applications and the exhibits thereto, the orders of the Commission dated March 24, 2004, and originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Transactions, certificates of officers and representatives of the Applicants, and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates by officers of the Applicants and other appropriate persons and statements contained in the Applications.

     Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, we are of the opinion that:

     1. All Pennsylvania laws applicable to the proposed Transactions have been complied with;

     2. Each Applicant legally acquired the membership interests of its SPE and notes of its SPE evidencing Subordinated Loans; and

     3. The consummation of the proposed Transactions did not violate the legal rights of the holders of any securities issued by any Applicant or, to our knowledge, by any "associate company," as defined under the Act, of any Applicant.

     The opinions expressed herein are subject to the following assumptions or conditions:

            (i) The authorizations and approvals of the Transactions given by the Board of Directors of each Applicant and, if necessary, the shareholders of any Applicant, were in effect at the closings thereof and such Transactions were conducted in accordance with the applicable authorizations and approvals.

            (ii) The Transactions were accomplished in accordance with required approvals, authorizations, consents, certificates and orders of all state and federal commissions or regulatory authorities having jurisdiction over any of the Transactions and all such required approvals, authorizations, consents, certificates, orders and registrations were in effect at the closings thereof.

            (iii) The Applicants obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     We express no opinions with respect to laws other than those of the Commonwealth of Pennsylvania.


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     We hereby consent to the filing of this "past tense" opinion as an exhibit to the Certificate of Notification pursuant to Rule 24 in the above-captioned proceeding. This opinion letter is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose, except that Thelen Reid & Priest LLP may rely on our "past tense" opinion in rendering their "past tense" opinion filed as Exhibit F-1 to said Certificate of Notification.


                                        Respectfully yours,



                                        Ryan, Russell, Ogden & Seltzer LLP


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